Exhibit 4.2

MOMO INC.
Number	Class A Ordinary Share(s) -[no. of shares]-

Incorporated under the laws of the Cayman Islands

Share capital is US$100,000 divided into

(i) 800,000,000 Class A Ordinary Shares of a par value of US$0.0001 each,

(ii) 100,000,000 Class B Ordinary Shares of a par value of US$0.0001 each and

(iii) 100,000,000 Shares of a par value of US$0.0001 each of such class or classes

THIS IS TO CERTIFY THAT [name of shareholder] is the registered holder of [no. of shares] Class A Ordinary Share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the             day of                     2014 by:

DIRECTOR

TRANSFER

I	(the Transferor) for the value received

DO HEREBY transfer to	(the Transferee) the

shares standing in my name in the

undertaking called MOMO INC.

To hold the same unto the Transferee

Dated

Signed by the Transferor

in the presence of:

Witness	Transferor